UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2016

MEDOVEX CORP.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-198621	46-3312262
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employe Identification No.)

3279 Hardee Avenue Atlanta, Georgia		30341
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (844) 633-6839

Copies to:

Harvey Kesner, Esq.
Arthur S. Marcus, Esq.
 Sichenzia Ross Ference Kesner LLP
 61 Broadway, 32nd Floor
 New York, New York 10006
 (212) 930-9700
(212) 930-9725 (fax)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 18, 2016, John Blank provided the board of Medovex Corp. (the “Company”) with his notice of resignation pursuant to which Mr. Blank resigned from the board of directors (the “Board”) of the Company. Mr. Blank stated that his resignation was to allow the Company to appoint another individual that could contribute more to the Company. Mr. Blank’s resignation was not a result of any disagreements with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Blank is not standing for re-election at the Company’s Annual Stockholders’ Meeting scheduled for November 10, 2016 (the “Annual Meeting”).

On October 19, 2016, Jon Mogford, PH.D was appointed to fill the vacancy created by Mr. Blank’s resignation. Dr. Mogford was designated as a nominee for director in the proxy statement for the upcoming Annual Meeting. Dr. Mogford serves as the Vice Chancellor for Research for the Texas A&M University System and provides research and development leadership to the System’s eleven universities and seven state agencies encompassing 30,000 faculty and staff, >135,000 students, a budget of more than $4 billion and research expenditures of more than $945 million annually. As the leader of the A&M System Office of Research, he develops strategic partnerships with external agencies, foundations, academic institutions, and commercial corporations to enhance the system’s mission of research, teaching, service and economic development for the state of Texas.

Prior to joining the Texas A&M University System in 2011, Dr. Mogford served as a program manager and then Deputy Director of the Defense Sciences Office (DSO) of the Defense Advanced Research Projects Agency (DARPA) in the U.S. Department of Defense. As DSO Deputy Director, he provided strategic planning and implementation of ≈$400M/year in R&D in the physical, biomedical and material sciences. He provided leadership to 20 Program Managers in the development and management of office investments ranging from the fundamental sciences to commercial transition efforts for both defense and non-defense applications. Dr. Mogford led expansion of formal working relationship between DARPA and the FDA to improve the ability of each organization to meet mission goals, which were highlighted as a DARPA-FDA-NIH partnership by the White House. He is the recipient of the Secretary of Defense Medal for Outstanding Public Service.

His DARPA programs included scar-free regeneration of wounds, metabolic control strategies for survival of severe blood loss, biomarker-responsive biomaterials for drug delivery, stem cell-based bioreactor production of universal donor red blood cells, computational design of novel proteins, and active hemostatic biomaterials for treatment internal and external wounds. He has authored or co-authored 29 peer-reviewed publications.

Dr. Mogford obtained his bachelor’s degree in Zoology from Texas A&M University and doctorate in Medical Physiology from the Texas A&M University Health Science Center, College Station, Texas. His research in vascular physiology continued at the University of Chicago as a Postdoctoral fellow from 1997-98. Dr. Mogford transitioned his research focus to the field of wound healing at Northwestern University, both as a Research Associate and also as a Research Assistant Professor from 1998-2003. He then served as a Life Sciences Consultant to DARPA on the Revolutionizing Prosthetics program from 2003-2005.

There has not been any transaction or currently proposed transaction, in which the Company was or is to be a participant and the amount exceeds $120,000 and in which Dr. Mogford had or will have a direct or indirect material interest since the beginning of the Company’s last fiscal year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDOVEX CORP.
Date: October 19, 2016	By:	/s/ Jarrett Gorlin Jarrett Gorlin Chief Executive Officer